Exhibit 99.3

Airspan Networks Files Form 8-K

for Proximity Acquisition and

Announces Related and Other

Stock Option Grants

BOCA RATON, FL. – March 8, 2004 – In connection with the acquisition of the Proximity business from Nortel Networks on December 22, 2003, Airspan today filed with the Securities and Exchange Commission a report on Form 8-K providing certain required financial information with respect to that acquisition.

As part of the Proximity acquisition, Airspan hired 26 persons who were previously employed in Nortel Networks’ Proximity business. Airspan has granted each of the new employees identified below in Table 1 inducement stock options effective as the date of their commencement of employment. In addition, but not relating to the Proximity acquisition, Airspan hired Amit Ancikovsky on October 27, 2003 and granted him inducement stock options effective as of such date.

The foregoing options are exercisable for an aggregate of 241,500 shares of common stock. The exercise price of each option is the closing price of Airspan’s common stock on the date of the subject grant. Each option vests in accordance with the following schedule:  1/4 on the one year anniversary of their date of grant and 1/48th per month thereafter. All of the options expire ten years from their date of grant. The Board of Directors of Airspan has approved the foregoing grants.

Table 1

Name
Ajibade, Folashade Ajike	May, Neil
Beighton, Peter	Naqvi, Moazzam
Burrell, Ivor George	Palik, Anthony
Chrystie, Peter	Porter, Niall
Cuervo, Edward	Robson, Stephen
Cynk, Jan Jerzy	Swanston, David
Easton, David	Tanner, Griffin
Greig, Alexander	Terry, Kevin
Insley, Edward Guy	Thomas, Mark
Johnson, Philip Nicholas	Tsang-Ping, Chow-Sit
Kennett, Guy	Tucker, Gary
Krishnan, Sanjay	Watkinson, Craig
Martin, David	Wright, David

About Airspan Networks

Airspan Networks provides wireless voice and data systems and solutions, including Voice Over IP, to both licensed and unlicensed operators around the world in frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan continues to evolve its products toward the proposed 802.16d IEEE standards, and is an active member of the WiMAX Forum. The Company has deployments with more than 160 operators in more than 60 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom. More information on Airspan can be found at http://www.airspan.com

For Investment and Media Inquiries, contact:

Airspan Networks Inc:

Peter Aronstam

Chief Financial Officer

Tel: (561) 893-8682

Fax: (561) 893-8671

Email: paronstam@airspan.com